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                                                                    EXHIBIT (99)

                                                               September 7, 1999
                                                               Immediate


                                         Robert W. Krick, ext. 3141





UGI ANNOUNCES FINAL RESULTS OF SELF-TENDER
FOR 4.5 MILLION SHARES OF COMMON STOCK


VALLEY FORGE, PA., September 7, 1999 - UGI Corporation (NYSE:UGI) announced today that, in accordance with the final results of its Dutch auction self-tender offer which expired August 27, the Company will purchase 4.5 million shares validly tendered at a price of $24.25 or less. The final proration factor for the tender offer is 97.2%. All holders of fewer than 100 shares who validly tendered at a price of $24.25 per share or less will not be subject to proration. The Company announced preliminary results of the offer on August 30.

The final count by the depositary for the offer indicated that approximately 4.6 million shares were tendered and not withdrawn at prices of $24.25 per share or lower. UGI expects that the depositary will issue payment for the shares accepted under the offer and return all shares tendered in excess of the purchase price and shares not accepted because of proration on September 8. The share purchase represents about 14% of the approximately 31.7 million shares outstanding immediately prior to the offer.

Headquartered in Valley Forge, Pennsylvania, UGI is a holding company with propane marketing, utility and energy marketing subsidiaries. Through subsidiaries, UGI owns 58% of AmeriGas Partners, L.P., the nation's largest retail propane marketer.

Comprehensive information about UGI is available on the World Wide Web at http://www.ugicorp.com.


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